Filed Pursuant to Rule 424(b)(3)
Registration No. 333-81312

PROSPECTUS

THE FIRST AMERICAN CORPORATION

DIVIDEND REINVESTMENT & DIRECT PURCHASE PLAN

500,000 Common Shares, $1.00 par value

This prospectus describes The First American Corporation Dividend Reinvestment and Direct Purchase Plan, a direct stock purchase plan designed to provide investors with a convenient method to purchase common shares of The First American Corporation and to reinvest cash dividends in the purchase of additional shares.

Our common shares are traded on the New York Stock Exchange under the symbol “FAF.”

The Administrator of the Plan may buy First American common shares in the open market or directly from us. If the Administrator buys common shares in the open market, the price of such shares will be the weighted average price of all common shares purchased for the relevant investment date. If the Administrator buys common shares from us, the price of such shares will be the average of the high and low prices of our common shares for the relevant investment date as reported on the New York Stock Exchange Consolidated Tape.

Please read this prospectus carefully and keep it and all account statements for future reference. If you have any questions about the Plan, please call Wells Fargo Shareowner Services, the Plan Administrator, toll-free at 1-800-468-9716. Customer service representatives are available between the hours of 7:00 a.m. and 7:00 p.m., Central Standard Time, Monday through Friday.

Investing in our common shares involves risks. See “ Risk Factors” beginning on page 2 of this prospectus for a discussion of certain risks that you should consider before investing in our common shares.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON SHARES OF FIRST AMERICAN IN ANY STATE OR OTHER JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. TO THE EXTENT REQUIRED BY APPLICABLE LAW IN CERTAIN JURISDICTIONS, COMMON SHARES OFFERED UNDER THE PLAN TO PERSONS WHO ARE NOT RECORD HOLDERS OF FIRST AMERICAN COMMON SHARES ARE OFFERED ONLY THROUGH A REGISTERED BROKER/DEALER IN THOSE JURISDICTIONS.

This prospectus is dated February 8, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should read the entire registration statement and this prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference”.

You should rely only on information provided in the registration statement, this prospectus and the information incorporated by reference. We have not authorized any person to disseminate any information or to make any representations or to provide you with any information that differs from the foregoing, and, if given or made, such information or representations must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any circumstances in which such offer or solicitation is unlawful. The information contained in this prospectus or incorporated by reference may only be accurate as of the date of the release of such information. Our affairs or business may have changed since the date of release of such information.

Unless the context requires otherwise, whenever a reference is made in this prospectus to (1) the “company”, “First American” or to “us,” “we” or “our,” such reference is to The First American Corporation only and not its subsidiaries and (2) the “SEC,” such reference is to the Securities and Exchange Commission.

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other offering materials filed by us with the SEC and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. In particular, these may include statements relating to future financial performance, business strategy, projected plans and objectives of First American. These forward-looking statements are based on our management’s estimates and assumptions and take into account only the information available at the time the forward-looking statements are made.

Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; continuing disruption in the credit markets; the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the title insurance business and certain other regulated businesses; consolidation among significant customers and competitors; changes in the ability to integrate acquired businesses; systems interruptions and intrusions; the inability to realize the benefits of the offshore strategy; product migration; the inability to consummate the proposed spin-off of our Financial Services companies; the inability to recognize the benefits of such spin-off transaction; and other factors described in Part I, Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as updated in Part II, Item 1A of the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 and in Part II, Item 1A of the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, in each case as filed with the SEC. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

RISK FACTORS

Investing in our common shares involves risk. Please see the risk factors set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as updated by the risk factors set forth in Part II, Item 1A of our Quarterly Report, if any, filed subsequent to the date of our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained elsewhere in this prospectus and the information incorporated by reference before making an investment decision. We face risks other than those described in the aforementioned reports, including those that are unknown to us and others of which we may be aware but, at present, consider immaterial. Because of those risk factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC may charge a fee for making copies. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room, and on the availability of other Public Reference Rooms. Our filings with the SEC are also available to the public on the Internet through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about First American, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at a Public Reference Room or on the SEC’s web site.

It is important for you to analyze the information in this prospectus, the registration statement and the exhibits to the registration statement, and additional information described under the heading “Documents Incorporated by Reference” below before you make your investment decision.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with it, which means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, information filed subsequently that is incorporated by reference and information in any prospectus supplement. These documents contain important business and financial information about our company, including information concerning its financial performance, and we urge you to read them. We incorporate by reference into this prospectus all of the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively;

•

our Current Reports on Form 8-K filed January 5, 2007, January 16, 2007, February 7, 2007, March 2, 2007, March 5, 2007, March 6, 2007, March 26, 2007, April 10, 2007, May 25, 2007, June 29, 2007, July 12, 2007, December 3, 2007 and December 18, 2007; and

•	the description of our common shares, $1.00 par value, contained in our registration statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act.

We also incorporate into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that we file after date of this prospectus but prior to the termination of any offering of common shares made by this prospectus. Information in this prospectus and incorporated by reference is only current as of the date it is made. Information in documents that we subsequently file with the SEC will automatically update and supersede any previously disclosed information. However, any documents or portions thereof or any exhibits thereto that we furnish to, but do not file with the SEC shall not be incorporated or deemed to be incorporated by reference into this prospectus.

We will furnish to you without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

The First American Corporation

Kenneth DeGiorgio

1 First American Way

Santa Ana, California 92707-5913

(714) 250-3000

OUR COMPANY

The First American Corporation is a holding company, which, through its subsidiaries, is engaged in the business of providing business information and related products and services. The First American Corporation was founded in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Orange County, California. In 1924, we began issuing title insurance policies. In 1986, we began a diversification program which involved the acquisition and development of business information companies closely related to the real estate transfer and closing process. Twelve years later, The First American Corporation expanded its diversification program to include business information products and services outside of the real estate transfer and closing process. We currently have five reporting segments that fall within two primary business groups, financial services, which includes our title insurance and services segment and our specialty insurance segment, and information technology, which includes our mortgage information, property information and risk mitigation and business solutions segments. The First American Corporation is a California corporation with executive offices located at 1 First American Way, Santa Ana, California 92707-5913. Our telephone number is (714) 250-3000.

DIVIDEND REINVESTMENT & DIRECT PURCHASE PLAN

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to promote long-term stock ownership among existing and new investors in the company by providing a convenient method to purchase First American common shares and reinvest cash dividends paid on such shares.

ADMINISTRATION

2.	Who administers the Plan?

The Plan is administered by Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., which serves as the company’s stock transfer agent, registrar and dividend disbursing agent. As Administrator, Wells Fargo Shareowner Services keeps records, sends statements and performs other duties relating to the Plan.

The Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of First American common shares by Plan participants. The Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

3.	How do I contact the Plan Administrator?

Written Inquiries:	Wells Fargo Shareowner Services P.O. Box 64856 St. Paul, MN 55164-0856

Certified/Overnight Mail:	Wells Fargo Shareowner Services 161 N. Concord Exchange South St. Paul, MN 55075-1139

Telephone Inquiries:	1-800-468-9716 651-450-4064 (outside the United States) 651-450-4114 (TDD for the hearing impaired)

Fax:	651-450-4085

Internet:	General Inquiries: www.wellsfargo.com/shareownerservices Account Information: www.shareowneronline.com

When communicating with the Administrator, you should have available your account number and taxpayer identification number.

4.	What kind of reports will be sent to participants in the Plan?

As a participant, you will receive a statement for any account activity. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax and other purposes. In addition, each participant will receive all communications sent to all other shareholders, such as annual reports and proxy statements.

ELIGIBILITY AND ENROLLMENT

5.	How does a First American shareholder participate in the Plan?

If you are already a First American shareholder with certificated shares registered in your name, you may enroll in the Plan simply by completing and returning an Account Authorization Form. You may also enroll online at www.shareowneronline.com.

6.	I’m not currently a shareholder. Can I participate in the Plan?

Yes. If you currently hold no First American common shares, you may enroll in the Plan by completing and returning an Account Authorization Form and either making an initial investment of at least $250.00 or authorizing automatic monthly deductions of at least $50.00 from a qualified bank account. You may also enroll online at www.shareowneronline.com.

Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

7.	I already own First American common shares, but they are held by my bank or broker and registered in “street name.” How can I participate?

If you currently own First American common shares but they are held at a bank or broker in its name (“street name”) you may participate in the Plan without making an initial investment into the Plan by instructing your agent to convert your First American common shares to certificate form, registered in your name. Once the shares are in your name, you may request that the Administrator send you an enrollment package for existing First American shareholders.

As a Plan participant you may, if you wish, send your share certificates to the Administrator for safekeeping, but doing this is not mandatory. In order to sell certificated shares through the Plan, however, it is necessary for you to deposit the shares with the Administrator (see Questions 21 and 24 below).

8.	Are there fees associated with enrollment?

There is no enrollment fee for existing holders of First American common shares. In all other cases there is a one-time $10.00 enrollment fee. If you are not making an initial cash investment because you have signed up for automatic monthly deductions of at least $50.00, you will need to include a $10.00 check made payable to “Wells Fargo Shareowner Services” with your Account Authorization Form. If your Account Authorization Form is accompanied by an initial cash investment, the enrollment fee will be deducted from your initial investment (see Question 30 below).

OPTIONAL CASH INVESTMENTS

9.	What are the minimum and maximum amounts for optional cash investments?

Additional investments may be made in amounts of at least $50.00 subject to a maximum of $5,000.00 during any Quarter, including your initial investment, if any.

You are under no obligation to make additional cash investments. Funds awaiting purchase do not earn interest. During the period that an optional cash investment is pending, the collected funds in the possession of the Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Administrator or for which the Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Administrator. Investment income from such Permitted Investments shall be retained by the Administrator.

10.	How do I make an optional cash investment?

You may send a check payable in U.S. dollars to “Wells Fargo Shareowner Services”. Cash, money orders and third party checks are not allowed. Checks must be accompanied by the appropriate section of your account statement and mailed to: Wells Fargo Shareowner Services (see Question 3).

11.	Can I have optional cash investments automatically deducted from my bank account?

Yes. You can authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association. The minimum amount for monthly deductions is $50.00.

•	To initiate this service, you must send a completed Account Authorization Form to the Administrator. You may also enroll online at www.shareowneronline.com.

•	To change any aspect of the instruction, you must send a revised Account Authorization From to the Administrator. You may also make changes online at www.shareowneronline.com.

•	To terminate the deductions, you must notify the Administrator in writing.

Initial set-up, changes and terminations to the automatic deduction instructions of a participant must be received by the Administrator at least 15 business days prior to the investment date. Once automatic deductions begin, funds will be deducted from your designated account on the 15th of each month, or the next business day if the 15th is not a business day, and invested within five business days.

12.	Will I be charged fees for optional cash investments?

No.

13.	How are payments with “insufficient funds” handled?

If the Administrator does not receive credit for a cash payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Administrator will immediately remove from your account any shares purchased upon the prior credit of such funds. The Administrator will sell such shares to satisfy any uncollected amounts and insufficient funds fee of $25.00.

PURCHASE OF COMMON SHARES

14.	What is the source of First American common shares purchased through the Plan?

At First American’s discretion, share purchases will be made by the Plan’s purchasing agent either in the open market or directly from First American. Share purchases in the open market may be made on any stock exchange where First American common shares is traded or by negotiated transactions on such terms as the purchasing agent may reasonably determine. Neither First American nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the purchasing agent.

15.	When will shares be purchased?

Initial and optional investment purchases will be made within five business days following collection of the funds by the Administrator. No interest will be paid on amounts held by the Administrator pending investment. The Administrator may commingle each participant’s funds with those of other participants for the purpose of executing purchases.

16.	What is the price of shares purchased under the Plan?

The price per share paid by each participant for shares purchased in the open market will be the weighted average price incurred to purchase all shares acquired on that date. Shares purchased from First American will be purchased and credited to a participant’s account at the average of the high and low sales prices of First American common shares as reported on the New York Stock Exchange Composite Tape on the date of purchase. No brokerage commissions will be incurred for shares purchased under the Plan.

Your account will be credited with the number of Plan shares purchased for you, in full and fractional shares, computed to three decimal places.

CASH DIVIDENDS

17.	Must my dividends be reinvested automatically?

No. You may choose to reinvest dividends or you may choose to receive cash dividends. No commission will be charged in connection with the reinvestment of dividends.

As an option, you can choose to receive cash dividends on your certificated, Direct Registration shares or on the shares held for you in the Plan. Should you elect to receive any cash dividends, the Administrator can deposit those dividends directly into a qualified bank account for you. To authorize direct deposit of dividends, contact the Administrator (see Question 3).

18.	When will my dividends be reinvested and at what price?

The reinvestment of your dividends will be processed within five business days following the dividend payment date. The price of shares purchased will be as described in Question 16, above.

STOCK SPLITS AND STOCK DIVIDENDS

19.	How would a stock split or stock dividend affect my account?

Any shares resulting from a stock split or stock dividend paid on shares held in your Plan account or held by you in certificate, Direct Registration form will be credited to your Plan account balance. Of course, you may request a certificate at any time for any or all of your whole shares (see Question 27 above).

VOTING

20.	How do I vote my Plan shares at shareholder meetings?

As a Plan participant, you will be sent a proxy statement in connection with each meeting of the company’s shareholders, together with a proxy card representing the shares held by the Administrator in your Plan account. This proxy card, when duly signed and returned, will be voted as you indicate. Fractional shares will be aggregated and voted in accordance with the participants’ directions. If the proxy card is not returned or if it is returned unsigned, the shares will not be voted.

SALE OF SHARES

21.	How do I sell my Plan shares?

You may sell any number of whole shares held in your account by completing the appropriate section of your account statement and returning it to the Administrator. If the market value of the Plan shares is equal to or less than $25,000 and you have authorized telephone transactions for your account, you may sell shares by telephoning the Administrator toll free at 1-800-468-9716. Requests for sales or terminations will generally be executed as soon as practicable provided there is sufficient volume and the request is received on a business day when the relevant securities market is open. You may also sell online at www.shareowneronline.com.

Proceeds from the sale, less a per transaction fee of $10.00 plus a brokerage commission of $0.07 per share will be deducted from the proceeds of any shares, including fractional shares, sold through the Plan. If you choose, you may have the net proceeds, less a per transaction fee of $5.00, directly deposited to your qualified bank account.

Please note that shares that you hold in certificate form must first be deposited into your Plan account before they can be sold (see Questions 23 and 24 below).

Selling participants should be aware that the share price of First American common shares may fall or rise during the period between a request for sale, its receipt by the Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

The Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

22.	Is there a minimum number of shares that I must maintain in my account to keep it active?

No.

CUSTODIAL SERVICE

23.	How does the custodial service work?

All First American common shares that are purchased through the Plan will be held by the Administrator in an account registered in your name. A Plan participant who holds First American common share certificates may also, at any time, deposit those certificates for safekeeping with the Administrator, and the shares represented by the deposited certificates will be included in the participant’s Plan account balance.

24.	How do I deposit my First American stock certificates with the Administrator?

To deposit shares into the Plan, you should send your certificates, by mailing them registered and insured for at least 2% of the current market value, to the Administrator (see Question 3), with written instructions to deposit the shares represented by the certificates in your Plan account. The certificates should not be endorsed and the assignment section should not be completed.

25.	Are there any charges associated with this custodial service?

No. There is no cost to you for having the Administrator hold the shares you purchased through the Plan, or for depositing stock certificates into your Plan account balance.

ISSUANCE OF STOCK CERTIFICATES

26.	Will stock certificates be issued for shares acquired through the Plan?

No. Stock certificates will not be issued for shares acquired through the Plan unless a specific request is made to the Administrator. The absence of stock certificates eliminates the risk of certificate loss, theft or destruction.

27.	How do I request a stock certificate?

Certificates for full shares held in the Plan may be obtained, without charge, by writing to the Administrator and requesting the issuance of shares in certificate form.

GIFTS AND TRANSFERS OF SHARES

28.	Can I transfer shares that I hold in the Plan to someone else?

You may transfer shares held in the Plan to new or existing shareholders. If your transferee is not a current Plan participant your transferee will be enrolled as your current participation is in the Plan.

29.	Can I transfer shares that I hold in the Plan to a minor?

Yes. You can transfer shares to a minor. You will need to provide the name of the adult custodian who will be listed on the account. Once the minor has reached the age of majority the custodian’s name can be removed. Additionally, gifts to minors are irrevocable. Shares may not be transferred from a custodial account to other custodial accounts or individuals until the minor has reached the age of majority and provides the Administrator with proper transfer instructions and proof of age.

SERVICE FEES

30.	What are the fees associated with participation in the Plan?

Participation in the Plan is subject to the payment of certain fees as outlined below:

One-Time Enrollment Fee (1)	$10.00
Sales Transaction Fee (2)	$10.00
Direct Deposit of Net Sale Proceeds	$5.00
Fee for returned check or rejected automatic deductions	$25.00
Duplicate Prior Year Statement	$15.00

(1)	Only applies to new shareholders.
(2)	Plus a $0.07 per share trading fee.

WITHDRAWAL FROM THE PLAN

31.	How do I close my Plan account?

You may terminate your participation in the Plan either by giving written notice to the Administrator or by completing the appropriate section of your account statement and returning it to the Administrator. Upon termination, you should specify whether to (1) convert all your full Plan shares to Direct Registration or issue physical certificate(s) for all full Plan shares and sell the remaining fraction, (2) sell all of your Plan shares, or (3) convert a specified number of full Plan shares to Direct Registration or issue physical certificate(s) for a specified number of full shares and sell the remaining shares. Participants will receive a check or direct deposit less any brokerage commission and service fees in the amount of any fractional or full shares sold. If no election is made in the request for termination, full Plan shares will be converted to Direct Registration for the full number of Plan shares and a check issued for net proceeds of the fractional share.

Any certificates issued upon termination will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than the name or names on your Plan account, your signature (and that of any co-owner) on the instructions or stock power must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program. No certificate will be issued for fractional shares.

The Administrator will process notices of termination and send proceeds to you as soon as practicable, without interest. If a notice of termination is received within three business days of a record date, but before the related dividend payment date, the termination will be processed as soon as practicable following the payment date. Thereafter, cash dividends will be paid out to the shareholder and not reinvested in First American common shares.

If you are an active participant in the Automatic Deduction Service and request that all shares be sold, be aware that you may have a purchase pending that will result in more shares being placed in your account after the original sale request has been completed. This will therefore not terminate your account and require you to submit another written request to terminate.

AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION OF THE PLAN

32.	Can the Plan be amended, modified, suspended or terminated?

First American reserves the right to amend, modify, suspend or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan by First American, certificates for whole shares held in a participant’s account under the Plan will be issued and a cash payment will be made for any fractional shares.

TAX MATTERS

33.	What are the U.S. federal income tax consequences of participating in the Plan?

Cash dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes as having been received by a participant even though the participant has not actually received them in cash. Each participant will receive an annual statement from the Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

A participant will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to the Plan or the withdrawal of whole shares from the Plan. Participants will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the Plan. Gain or loss will also be realized by the participant when whole shares are sold, either by the purchasing agent pursuant to the participant’s request or by the participant after termination from the Plan. The amount of gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share sold and the participant’s tax basis therefor. In order to determine the tax basis for shares or any fraction of a share credited to a participant’s account, each participant should retain all account statements and transaction confirmations.

Plan participants who are not United States persons for U.S. federal income tax purposes generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with Internal Revenue Service regulations. In addition, dividends paid on shares in Plan accounts are subject to the “backup withholding” provisions of the Internal Revenue Code. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for investment in additional First American common shares.

The foregoing does not purport to be a comprehensive summary of all of the tax considerations that may be relevant to a participant in the Plan and does not constitute tax advice. The summary does not reflect every possible outcome that could result from participation in the Plan, and does not consider any possible tax consequences under various state, local, foreign or other tax laws. Each participant is urged to consult his or her own tax advisor regarding the tax consequences applicable to his or her particular situation before participating in the Plan or disposing of shares purchased under the Plan.

LIMITATION OF LIABILITY

34.	What are the responsibilities of First American and the Administrator under the Plan.

IF YOU CHOOSE TO PARTICIPATE IN THE PLAN, YOU SHOULD RECOGNIZE THAT NEITHER FIRST AMERICAN NOR THE ADMINISTRATOR CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES THAT YOU PURCHASE UNDER THE PLAN.

Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the Board of Directors of First American in its discretion, depending upon future earnings, the financial condition of First American and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

In administering the Plan, neither First American, the Administrator nor the Independent Agent is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Administrator is acting solely as agent of First American and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Administrator or First American.

In the absence of negligence or willful misconduct on its part, the Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

USE OF PROCEEDS

First American will receive proceeds from the purchase of First American common shares through the Plan only to the extent that such purchases are made directly from First American, and not from open market purchases by the Administrator. Any proceeds received by First American will be used for general corporate purposes. General corporate purposes may include but are not limited to working capital, capital expenditures, stock repurchases and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment grade securities or add such funds to our general funds.

LEGAL MATTERS

The validity of the common shares offered hereby has been passed upon for us by White & Case LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DIRECT REGISTRATION

First American is a participant in the Direct Registration System. Direct Registration is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of the company without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in Direct Registration have all the traditional rights and privileges as shares held in certificate from. With Direct Registration you can:

•	Eliminate the risk and cost of storing certificates in a secure place

•	Eliminate the cost associated with replacing lost, stolen, or destroyed certificates

•	Move shares electronically to your broker

Any future share transactions will be issued through Direct Registration rather than physical certificates unless otherwise requested. You may convert any stock certificate(s) you are currently holding into Direct Registration. To do so, send the stock certificate(s) to Wells Fargo Shareowner Services with a request to deposit them to your Direct Registration account (see Question 3). There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate registered insured mail for 2% of the current market value.

You may choose to have a portion or all of your full Direct Registration or Plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, provide them with a copy of your Direct Registration account statement.

THE FIRST AMERICAN CORPORATION

DIVIDEND REINVESTMENT & DIRECT PURCHASE PLAN

500,000 Common Shares, $1.00 par value

PROSPECTUS

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION THAT DIFFERS FROM THE INFORMATION IN THIS PROSPECTUS. IF YOU RECEIVE ANY DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT.

THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE FIRST AMERICAN CORPORATION IS OPERATING UNDER THE SAME CONDITIONS THAT IT WAS OPERATING UNDER ON THE DATE OF THIS PROSPECTUS. DO NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AT ANY TIME PAST THE DATE INDICATED.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES TO WHICH IT RELATES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

This prospectus is dated February 8, 2008.